Exhibit 10.1

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this  “Amendment”) is entered into to be effective as of June 6, 2024 (the “Effective Date”), by and among Central Federal Corporation (the “Corporation”), its wholly-owned subsidiary, CF Bank (the “Bank” and, collectively with the Corporation, the “Employer”), and Timothy T. O’Dell, an individual (the “Executive”)

WHEREAS, the Employer and the Executive entered into that certain Employment Agreement effective as of April 22, 2019 (the “Agreement”);

WHEREAS, pursuant to Section 14 of the Agreement, the Agreement may be amended only by mutual written agreement of the Employer and the Executive;

WHEREAS, the Employer and the Executive desire to amend the Agreement as described in this Amendment; and

WHEREAS, capitalized terms not otherwise defined in this Amendment shall have the meanings ascribed to them in the Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, effective as of the Effective Date, the Agreement is hereby amended as follows:

1. Section 3(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

(b)Performance Bonus.  The Executive shall be eligible to receive an annual performance bonus (the “Bonus”) contingent upon the satisfaction of reasonable performance goals established in good faith by the Board or the Compensation Committee of the Board from time to time.  The Bonus opportunity for 2024 shall be 125% of Executive’s Base Salary.  The Bonus opportunity for subsequent years shall be determined by the Board or the Compensation Committee of the Board in its discretion based.  Following the end of each year and the completion of the internal financial statements and processes required for the Compensation Committee to determine the extent to which the performance goals have been achieved for calculating the Executive’s Bonus for such year, the Compensation Committee will meet with the Executive to discuss the amount and payment of the Bonus, which may be paid in cash, Common Stock of the Corporation, or a combination of cash and Common Stock of the Corporation.  Following such meeting, the Compensation Committee will promptly determine (subject to final approval by the Board to the extent required) the final amount and form of payment of the Bonus and authorize the payment of such Bonus to the Executive on a date no later than thirty (30) days thereafter.

2. Section 4(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

(b)Change of Control Benefit.  If the Bank has a Change of Control (as defined in Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended (the “Code”)), and the Executive’s employment is terminated by the Bank without Cause, or by the Executive for Good Reason, before the second anniversary of the date of such Change of Control, subject to the conditions set forth in Section 5, the Bank shall pay to the Executive a lump sum cash amount equal to two (2) times the sum of (i) the Executive’s Base Salary and (ii) the quotient of (A) the aggregate amount of all cash bonuses and equity compensation paid to the Executive during the two full fiscal years preceding the fiscal year in which the Executive’s termination of employment occurs, divided by (B) two; provided that, for purposes of clause (ii), the amount of any equity compensation shall be the fair market value of such equity compensation as of the date on which it is granted.  Such lump sum shall be paid within sixty (60) days following the Executive’s termination, provided that, if the sixty (60) day window would span two years, the payment will be made in the second year.  In addition, all stock options and other equity awards granted by the Corporation to the Executive shall be fully vested as of the date of the Change in Control and such stock options shall remain exercisable for the full option exercise period that would have applied had the Executive remained employed.

3. All other terms and conditions of the Agreement shall remain in full force and effect.

4. This Amendment will be construed in accordance with, and pursuant to, the laws of the State of Ohio (other than laws governing conflicts of laws), except to the extent that federal law governs.

5. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Amendment, effective as of the Effective Date.

CENTRAL FEDERAL CORPORATION

By:	/s/ Robert E. Hoeweler
Name:	Robert E. Hoeweler
Its:	Chairman

CF BANK

By:	/s/ Robert E. Hoeweler
Name:	Robert E. Hoeweler
Its:	Chairman

EXECUTIVE

/s/ Timothy T. O’Dell
Timothy T. O’Dell